As filed with the Securities and Exchange Commission on January 25, 1996
                                                      Registration No. 33-64281


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                ---------------


                        POST-EFFECTIVE AMENDMENT NO.1 TO
                             REGISTRATION STATEMENT
                                 ON FORM S-3*
                                     Under
                           THE SECURITIES ACT OF 1933


                                ---------------

                       PHILADELPHIA SUBURBAN CORPORATION
             (Exact name of registrant as specified in its charter)
         Pennsylvania                                    23-1702594
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)
                              762 Lancaster Avenue
                              Bryn Mawr, PA 19010
                                 (215) 527-8000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            _______________________

                                  ROY H. STAHL
                       Philadelphia Suburban Corporation
                   Senior Vice President and General Counsel
                              762 Lancaster Avenue
                              Bryn Mawr, PA 19010
                                 (215) 527-8000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            _______________________

                                   Copies to:
                                N. JEFFREY KLAUDER
                           Morgan, Lewis & Bockius LLP
                              2000 One Logan Square
                           Philadelphia, PA  19103-6993
                                  (215) 963-5694

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.


* Pursuant to Rule 429, the Prospectus which forms a part of this Registration Statement shall also relate to shares of Common Stock registered for issuance and sale pursuant to the Company's earlier Registration Statements on Form S-3 (File No. 33-54292), Form S-3 (File No. 33-26791) and Form S-2 (File No. 33-26792). A purpose of the Post-Effective Amendment is to transfer 200,000 shares of Common Stock previously registered on this Registration Statement to the Registrant's Registration Statement on Form S-3 (File No. 33-64301).S

P R O S P E C T U S


                     PHILADELPHIA SUBURBAN CORPORATION
          DIVIDEND REINVESTMENT AND OPTIONAL STOCK PURCHASE PLAN
                  Shares of Common Stock (Par Value $.50)

                          ----------------------------


     The Dividend Reinvestment and Optional Stock Purchase Plan (the "Plan") of Philadelphia Suburban Corporation (the "Company") provides each holder of shares of the Company's Common Stock with a convenient and economical way of purchasing additional shares of Common Stock through the automatic reinvestment of cash dividends of Common Stock and/or through optional cash payments. Any holder of record of shares of Common Stock is eligible to participate and may invest a minimum of $250.00 and a maximum of $10,000 annually during four Subscription Periods (March 1 - March 15; June 1 - June 15; September 1 - September 15; and December 1 - December 15). Persons who are not shareholders may become participants by making an initial investment of $500 for the purchase of shares of Common Stock.


     Participants in the Plan may elect to have all or a designated portion of the cash dividends received on their first 15,000 shares of the Company's Common Stock reinvested in Common Stock.

     The purchase price of shares of Common Stock purchased with reinvested dividends will be an amount equal to 95% of the average of the high and low sale prices for the Common Stock as reported in the New York Stock Exchange ("NYSE")-Composite Transactions for each of the five trading days immediately preceding the Dividend Reinvestment Investment Date. Shares purchased for Participants' accounts with reinvested dividends will generally be original issue or treasury shares acquired from the Company. However, the Company reserves the right to purchase shares for the Plan on the open market.

     The purchase price of shares of Common Stock purchased through optional cash investments will be an amount equal to 100% of the average of the high and low sale prices as reported in the NYSE-Composite Transactions for the Company's Common Stock for the five trading days immediately preceding the Subscription Period. Shares purchased for Participants' accounts through optional cash investments under the Plan will be original issue or treasury shares acquired from the Company. Purchase of additional shares through optional cash investments under the Plan may be made only during a Subscription Period.

     If a shareholder is participating in the Company's previous Dividend Reinvestment Plan, the shareholder will be automatically enrolled in the Plan with respect to all shares of Common Stock registered in his or her name, unless such shareholder instructs the Plan's administrator in writing to terminate or to alter the amount of his or her participation.

     The outstanding shares of the Company's Common Stock are, and the additional shares offered hereby will be, listed on the New York and Philadelphia Stock Exchanges.

     The Company will receive all of the net proceeds from the sale of the Common Stock.


     As of the date hereof, 456,911 shares of Common Stock have been registered and remain available for sale under the Plan.


       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             The Date of this Prospectus is January __, 1996

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which said offer or solicitation is not qualified or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                 --------------

                               TABLE OF CONTENTS


                                                            Page

Available Information. . . . . . . . . . . . . . . . . . . . 3
Incorporation of Certain Documents by Reference. . . . . . . 3
The Company. . . . . . . . . . . . . . . . . . . . . . . . . 4
The Plan . . . . . . . . . . . . . . . . . . . . . . . . . . 4
    Purpose. . . . . . . . . . . . . . . . . . . . . . . . . 5
    Advantages . . . . . . . . . . . . . . . . . . . . . . . 5
    Administration . . . . . . . . . . . . . . . . . . . . . 5
    Participation in Plan. . . . . . . . . . . . . . . . . . 6
    Participation in Optional Stock Purchase . . . . . . . . 6
    Participation in Dividend Reinvestment . . . . . . . . . 7
    Full and Fractional Shares . . . . . . . . . . . . . . . 9
    Certificates for Shares. . . . . . . . . . . . . . . . . 9
    Costs. . . . . . . . . . . . . . . . . . . . . . . . . . 9
    Participants' Accounts and Records . . . . . . . . . . .10
    Change in Manner of Participation. . . . . . . . . . . .10
    Terminating Participation. . . . . . . . . . . . . . . .10
    Other Information. . . . . . . . . . . . . . . . . . . .11
    Federal Income Tax Consequences. . . . . . . . . . . . .12
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . .13
Description of Capital Stock . . . . . . . . . . . . . . . .13
Experts. . . . . . . . . . . . . . . . . . . . . . . . . .  15
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . .15


                           AVAILABLE INFORMATION


     Philadelphia Suburban Corporation (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Information as of particular dates concerning directors and officers, their remuneration and any material interest of such persons in transactions with the Company is disclosed in proxy statements distributed to shareholders of the Company and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained in person from the Public Reference Section of the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 25049, at prescribed rates. The Common Stock of the Company is listed on the New York and the Philadelphia Stock Exchanges, and reports, proxy material and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Philadelphia Stock Exchange, Inc., 1900 Market Street, Philadelphia, Pennsylvania 19103.

     This Prospectus constitutes a part of a registration statement on Form S-3 (herein, together with all exhibits thereto, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                            ___________________

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 31, 1994 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, filed by the Company with the Commission, are incorporated herein by reference. All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The information relating to the Company contained in this Prospectus summarizes, is based upon, or refers to, information and financial statements contained in one or more of the documents incorporated by reference herein; accordingly, such information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.

     The Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to Patricia M. Mycek, Secretary, Philadelphia Suburban Corporation, 762 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010, (610) 645-1013 or (610) 645-1020.


                                THE COMPANY

     The Company is a holding company whose principal subsidiary, Philadelphia Suburban Water Company ("PSW"), is a regulated public utility engaged in the collection, storage, treatment, distribution and sale of water to approximately 262,000 residential, industrial, commercial public and other customers in its service area. PSW's service area covers approximately 400 square miles in the western and northern suburbs of Philadelphia, Pennsylvania. The service area is nearly all contiguous, primarily residential in nature and is completely metered except for fire hydrant service. As of December 31, 1994, PSW was the fourth largest investor-owned water utility in the United States based on number of customers.

     The Company was incorporated in Pennsylvania in 1968 and its executive offices are located at 762 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010, telephone number (610) 527-8000.

Future Business Strategy

     Consistent with the Company's focus on its water utility business, in December 1992, PSW acquired the water utility assets of the West Whiteland Township and the Uwchlan Township Municipal Authority water systems for $9,128,257 in cash and the issuance of $1,776,947 in debt. The acquisition of these water systems added approximately 6,900 customers and 40 square miles of contiguous service territory adjacent to PSW's service area. In December 1993, PSW acquired the water utility assets of the Borough of Malvern for $1,323,000 in cash. The acquisition of this water system added approximately 860 customers and one square mile to PSW's service area. In December 1994, PSW acquired the franchise rights and water utility assets of two privately owned water companies for a total of $612,500 in cash. In May 1995, PSW acquired the water utility and related assets of Media Borough for $25,711,000 in cash and the assumption of $1,100,000 in liabilities. The acquisition of this water system added approximately 13,500 customers and 23 square miles to PSW's service area. The Company is actively exploring opportunities to expand its water service area through acquisitions or otherwise and from time to time may be in the process of making proposals or negotiating documents relating to such transactions.


                                 THE PLAN

     A shareholder who was participating in the Company's previous Dividend Reinvestment and Optional Stock Purchase Plan will be automatically enrolled in the Plan unless such shareholder gives notice to the contrary. The following questions and answers constitute the Company's Dividend Reinvestment and Optional Stock Purchase Plan (the "Plan"):

PURPOSE

1.   What is the purpose of the Plan?

     The purpose of the Plan is to provide shareholders of record of the Company's Common Stock with a convenient and economical way to reinvest cash dividends and/or make optional cash investments to purchase additional shares of the Company's Common Stock and to provide persons with a convenient way to become shareholders of the Company.

     Since the reinvestment of dividends and the purchase of additional shares will provide funds to be retained by the Company in exchange for the issuance of new shares of Common Stock or treasury shares, the Company will receive additional funds through the Plan that will be used from time to time for general corporate purposes.


ADVANTAGES

2.   What are some of the advantages of the Plan?

     Participants in the Plan may elect to have all or a designated portion of cash dividends received on their first 15,000 shares of Common Stock automatically reinvested each dividend payment (see Question 7) and/or build their ownership in the Company through additional cash investment. The 15,000 share reinvestment limitation, however, will not apply to the Company's pension plan or any of its other employee benefit plans. Participants in the Plan will pay an amount equal to 95% of the purchase price for shares when reinvesting all or a designated portion of their cash dividends, subject to the 15,000 share reinvestment limitation per dividend payment (see Question 21). Participants in the Plan will pay an amount equal to 100% of the purchase price for shares when purchasing additional shares through the cash investment option available under the Plan (see Question 12). The 15,000 share reinvestment limitation will apply to all shares of Common Stock beneficially owned by a Participant.

     All service charges and any brokerage commissions in connection with purchases under the Plan will be paid by the Company.

     The Plan permits fractions of shares as well as full shares to be credited to the Participants' accounts. In addition, dividends with respect to such fractions, as well as with respect to full shares, will be credited to Participants' accounts and reinvested in new shares of Common Stock under the Plan.


ADMINISTRATION

3.   Who administers the Plan for Participants?


     The Company administers and interprets the Plan, keeps the records of the Plan and sends statements of account to Participants, and performs other duties relating to the Plan. The Company believes that its serving as the administrator of the Plan rather than retaining a third party, such as a registered broker-dealer or federally insured banking institution, in such capacity does not pose a material risk to Participants in the Plan. There are no brokerage fees charged by the Company connection with the reinvestment of dividends, and the Company absorbs all of the administrative expenses of the Plan. However, charges will be incurred by a Participant upon the sale of his shares (see Questions 30, 31 and 32), and certain fees may be charged to participants by brokers when shares are held by brokers. All correspondence to the Company should be directed to:


                              Corporate Secretary
                       Philadelphia Suburban Corporation
                              762 Lancaster Avenue
                              Bryn Mawr, PA 19010

     The Company has delegated certain of its administrative responsibilities under the Plan to Mellon Bank N.A. (the "Agent"), which acts as agent for the participating holders of Common Stock under an arrangement which may be terminated by the Company or the Agent at any time. The Agent maintains a continuing record of all Participants' accounts, sends statements of account to each Participant (see Questions 25 and 26), and performs other duties relating to the Plan. The Agent will hold for safekeeping the certificates for shares purchased for each Participant under the Plan until termination of the shareholder's participation in the Plan, or until a written request is received from the Participant for withdrawal of the shares.

     Should Mellon Bank N.A. cease to act as the Agent under the Plan, the Company may designate another agent or may perform these administrative duties itself. In such event, all references herein to Mellon shall be deemed to be references to the Company or such other agent as the Company may designate.

     All correspondence, notices, questions or other communications regarding transactions under the Plan should be addressed to:

                                Mellon Bank N.A.
                                 P. O. Box 750
                              Pittsburgh, PA 15230
                                 1-800-205-8314


PARTICIPATION IN PLAN

4.   Who is eligible to participate in the Plan?

     All shareholders of record of the Company's Common Stock are eligible to participate in the Plan. In addition, persons who are not shareholders may become participants by making an initial investment in the Company's Common Stock of $500 ("Qualified New Shareholders") during a Subscription Period (see Question 7). The Company does not have any formal or informal understanding with financial intermediaries regarding their participation in the Plan and the extent of the participation of financial intermediaries under the Plan cannot be determined at this time.

5.   How does an eligible shareholder participate?

     Shareholders of record may join the Plan at any time by signing the appropriate Authorization Form and returning it to the proper office. Authorization Forms designating optional stock purchases should be mailed to the Company (see Question 3). Authorization Forms designating dividend reinvestment should be mailed to the Agent (see Question 3).

     Qualified New Shareholders may join the Plan at the time of their initial purchase of Common Stock by forwarding a check or money order payable to Philadelphia Suburban Corporation with a completed Direct Stock Purchase Authorization Form to the Company during a Subscription Period (see Question 7).

     An Authorization Form will be mailed to all new holders of record of Common Stock by the Agent and may be obtained at any time by written request to the Agent (see Question 3). Authorization Forms may also be obtained by contacting the Corporate Secretary, Philadelphia Suburban Corporation, 762 Lancaster Avenue, Bryn Mawr, Pa. 19010, telephone (610) 645-1013 or (610) 645-1036.

PARTICIPATION IN OPTIONAL STOCK PURCHASE

6.   How does an eligible shareholder participate?

     An investment is made by forwarding to the Company a check or money order payable to Philadelphia Suburban Corporation with a completed Authorization Form. On the next Optional Stock Purchase Investment Date (see Question 9), the full amount of cash will be invested in full and fractional shares. Whenever optional cash investments are made, such payments must be accompanied by a completed Authorization Form and must be sent to the Company (see Question 3).

7. Are there restrictions when purchases may be made under Optional Stock Purchase?

     Yes. Optional purchases of Common Stock under the Plan are restricted to the following four Subscription Periods: March 1-March 15; June 1-June 15; September 1-September 15; and December 1-December 15.

8.   Are there limits to the amount a participant may invest?

     Yes. The minimum optional purchase is $25 per Subscription Period and the maximum during any one calendar year is $10,000. The Company does not anticipate granting waivers of the maximum optional purchase limit of $10,000 during any one Subscription Period. The payment made by a Qualified New Shareholder for the initial purchase of Common Stock is included in the maximum optional purchase limit during the calendar year of purchase, reducing such annual maximum on a dollar for dollar basis.

9.   When will payments be invested?

     To be invested, an appropriately-completed Optional Stock Purchase Authorization Form and the related payment must be received by the Company by 5:00 p.m. on the last day of the Subscription Period to be invested. Funds received after the cut-off time will be returned.

     The Plan, as nominee of the Participant making a purchase of Common Stock, will first become the record holder of the Common Stock purchased during a Subscription Period at the close of the business on the first business day after the close of the Subscription Period (the "Optional Stock Purchase Investment Date").

     Participants have an unconditional right to obtain the return of any payments up to 5:00 p.m. on the last day of the Subscription Period. Requests for return must be made in writing and received by the Company prior to the cut-off time.

10.  Will interest be paid on cash investments prior to the Investment Date?

     No. No interest will be credited or paid on payments received or held by the Company under the Plan.

11.  What is the source of shares purchased under Optional Stock Purchase?

     Shares purchased under Optional Stock Purchase will be authorized but unissued shares or treasury shares of Common Stock of the Company. Treasury shares are shares which were previously issued by the Company, but which have been reacquired by the Company. From time to time, the Company may acquire additional shares for its treasury account which may be purchased in open market or other transactions. These treasury shares will be available to be sold under the Plan.

12.  What will be the price of shares purchased under Optional Stock Purchase?

     The purchase price for shares acquired pursuant to optional purchases under the Plan will be an amount equal to the average of the high and low sale prices as reported in the New York Stock Exchange ("NYSE")-Composite Transactions for the Company's Common Stock for the five trading days immediately preceding the Subscription Period.

13.  How many shares of Common Stock will be purchased?

     The number of shares to be purchased for each Participant as of any Optional Stock Purchase Investment Date will depend on the amount to be invested by that Participant and the purchase price of the Company's stock (see Question
12).

14.  What rules apply to Individual Retirement Accounts?

     You may use the Plan to establish an IRA to hold shares of Common Stock and to make contributions to the IRA to purchase shares of Common Stock. You may also roll over or transfer an existing IRA or other qualified plan distribution in cash into an IRA under the Plan to purchase the Company's Common Stock. After being furnished with a copy of the Prospectus, you may open an IRA by completing and signing an IRA Enrollment Form and returning it to the Agent with an initial contribution of at least $25. IRA Enrollment Forms are available upon request from the Agent. All of the provisions of the Plan apply equally to IRA accounts under the Plan, including when purchases can be made and the limitations on the number of shares that can be purchased. All shares of Common Stock purchased through an IRA will be treasury shares.

     An annual administrative fee of $25 charged for maintaining an IRA account will be paid by the Company.


PARTICIPATION IN DIVIDEND REINVESTMENT

15.  How does dividend reinvestment work?

     The Agent will receive all cash dividends payable on the Company's Common Stock registered in the name of the Participant and designated by the Participant on the Authorization Form to be reinvested. The Agent will apply all such cash dividends to the purchase of additional shares of Common Stock for the Participant's account, subject to the 15,000 share reinvestment limitation per dividend payment.

     At the Company's direction, such purchases of shares for dividend reinvestment will be made by purchasing authorized but unissued or treasury shares of Common Stock from the Company or by purchasing already issued shares from third parties on any securities exchange where such shares are traded, in the over-the-counter market, or by negotiated transactions and may be on such terms as to price, delivery and otherwise, and may be executed through such brokers, as the Agent may determine. If the Company determines to cause the Agent to purchase already issued shares from third parties, the Agent may purchase such shares.

     The cash dividends, if any, payable to a shareholder Participant and not to be reinvested will be forwarded to the Participant in accordance with customary procedure in effect at the time.

16.  What does the Authorization Form provide?

     The Authorization Form for participation in dividend reinvestment serves both to initiate participation in the Plan and to appoint the Agent to act for the Participant in buying shares of Common Stock. Specifically, the Authorization Form provides for the purchase of shares of Common Stock through the following two investment options:

     (i) "FULL DIVIDEND REINVESTMENT," directs the Company to pay to the Agent for reinvestment the Participant's cash dividends on all of the shares of Common Stock then or subsequently registered in the Participant's name (the "Record Shares"), subject to the 15,000 share reinvestment limitation per dividend payment. Any excess cash dividends above such 15,000 share reinvestment limitation will be paid in cash to the Participant.

     (ii) "PARTIAL DIVIDEND REINVESTMENT," directs the Company to pay to the Agent for reinvestment cash dividends on the number of Record Shares designated by the Participant on the Authorization Form or, if less, the number of Record Shares which are owned by the Participant, subject, of course, to the 15,000 share reinvestment limitation per dividend payment.

     Authorization Forms for dividend reinvestment should be returned to the Agent (see Question 3). If an Authorization Form is returned with no instructions checked, the Participant's selection of the full dividend reinvestment option will be assumed.

17.  When may a shareholder join Dividend Reinvestment?

     Shareholders of record may join the Plan at any time and will become a Participant when the Agent receives the signed Authorization Form designating dividend reinvestment. Participation in dividend reinvestment will start with the next dividend payable after receipt of an appropriately-completed Authorization Form, provided that the Form is received at least five business days before the record date for that dividend and the shareholder has been a shareholder of record no less than fifteen days prior to the record date for that dividend. Should the Authorization Form not arrive until after a record date for a dividend or if the shareholder has held his or her shares less than fifteen days prior to the record date for a dividend, participation will begin with the next dividend payment.

18. Must all dividends on shares credited to a Participant's account under Dividend Reinvestment be reinvested?

     Yes. Regardless of the investment option chosen, all cash dividends on shares held in the Plan for all Participants are automatically reinvested in additional shares of Common Stock, subject to the 15,000 share reinvestment limitation per dividend payment.

19.  How many shares of Common Stock will be purchased for Participants?

     The number of shares to be purchased will depend on the amount of cash dividends to be reinvested, and the price of the shares of Common Stock purchased for the Participant's account.

     A Participant may not specify the number of shares to be purchased or the price at which shares are to be purchased, or otherwise seek to restrict or control purchases by the Agent.

20.  When will shares of Common Stock be purchased under Dividend Reinvestment?

     The Investment Date for the reinvestment of dividends shall be the dividend payment date ("Dividend Reinvestment Investment Date") (see Question 36). If the Dividend Reinvestment Investment Date is not a business day or the Company's Common Stock does not trade on that day, then the Dividend Reinvestment Investment Date shall be the next business day on which the Company's Common Stock trades.

     For shares purchased in the open market, the Agent, at its sole discretion, will determine the exact timing of purchases made for allocation to the accounts of Participants in the Plan. However, the Agent shall make every effort to invest all dividends promptly after the receipt of the proceeds, and in no event later than 30 days after such receipt, except where temporary curtailment or suspension of purchases is necessary to comply with provisions of the federal securities laws.

21. What will be the price per share of Common Stock purchased under Dividend Reinvestment?

     The purchase price for shares purchased with reinvested dividends will be an amount equal to 95% of the average of the high and low sale prices for such shares as reported in the NYSE-Composite Transactions for each of the five trading days immediately preceding the Dividend Reinvestment Investment Date (see Question 20).

FULL AND FRACTIONAL SHARES

22.  Will fractional shares be credited to a Participant's account?

     Yes. If the amount of the Participant's cash dividend and/or additional payment is not equal to an exact number of full shares, a fraction of a share will be credited to the Participant's account, along with the full shares. A fractional share will be computed to four decimal places and will participate proportionately in all subsequent dividends.


CERTIFICATES FOR SHARES

23.  Will certificates be issued for shares purchased under the Plan?

     No. Shares purchased under the Plan will be held by the Agent in its name or the name of its nominee. A Participant in the Plan may, at any time, upon written request to the Agent, withdraw any or all of the whole shares of Common Stock credited to his or her account, and certificates for such shares of Common Stock will be issued to such Participant. Certificates will be issued in the name in which the account under the Plan was opened. Any remaining full shares of Common Stock for which certificates are not requested and any fractional shares of Common Stock will continue to be held in the Participant's account under the Plan.

     Certificates for fractional shares of Common Stock will not be issued under any circumstances.


COSTS

24. Are there any expenses to the Participant in connection with participation in the Plan?

     All costs of administering the Plan are to be paid by the Company, except when a Participant withdraws from the Plan or the Company terminates the Plan (see Questions 30, 31 and 32).


PARTICIPANTS' ACCOUNTS AND RECORDS

25.  What information will the Participant receive?

     A statement of the Participant's account describing the cash dividends and/or optional cash payments received, the number of shares purchased, the discounted price per share, the fair market value price per share, and the total shares accumulated under the Plan, will be mailed to the Participant as soon as practicable after completion of each investment for the Participant's account.

     In addition, each Participant will receive copies of the same communications sent to record and beneficial holders of Common Stock of the Company each year, including the Company's interim reports, annual reports, notice of annual meeting and proxy statement, as well as any income tax information for reporting dividends paid or reinvested.

26. In whose name will accounts be maintained and certificates registered when issued?

     A Participant's plan account will be maintained in the name or names which appear on the Company's shareholder records.

     A certificate for shares, when delivered to a Participant, will be registered in the name or names in which the account is maintained. Upon written request, certificates can be registered and issued in names other than the account name, provided that the request bears the signature of the Participant or Participants and the signature(s) are guaranteed by a commercial bank or a member firm of the NYSE.

CHANGE IN MANNER OF PARTICIPATION

27.  How may a Participant change the manner of his participation?

     A Participant may change the extent to which he participates in the Plan by completing a new Authorization Form to indicate the manner of his future participation and sending it to the Agent. Changes with respect to dividend reinvestment will become effective with respect to the next dividend payment if the appropriately-completed Authorization Form is received by the Agent prior to the record date for that dividend.


TERMINATING PARTICIPATION

28. Can a Participant withdraw shares from his or her account without terminating participation in the Plan?

     Yes. A Participant may at any time withdraw any number of full shares held in the account by written request to the Agent without terminating participation in the Plan. A certificate for shares withdrawn will be issued to the Participant without charge.

29.  How and when may a Participant terminate participation in the Plan?

     Participation in the Plan may be terminated by the Participant at any time by written notice to such effect delivered to the Agent. To be effective for any given dividend payment, the notice of termination must be received by the Agent by at least five business days prior to the dividend record date.

30.  What happens when a Participant terminates participation?

     Upon termination, the Agent will promptly cause to be sent to the Participant a certificate representing the number of full shares credited to the Participant's account. In every case of termination, any fractional shares credited to the Participant's account will be paid in cash at the average of the high and low price of the Company's Common Stock on the NYSE-Composite Transactions on the date of receipt by the Agent of the notice of termination, less any applicable brokerage commissions.

     Participation in the Plan shall also automatically terminate upon receipt by the Agent of written notice satisfactory to the Agent of the Participant's death. Shares accumulated under the Plan and any dividends subsequently received by the Agent upon such shares shall be held by the Agent until such time as it receives written direction as to disposition from the Participant's duly appointed legal representative.

31. May a Participant receive cash in lieu of full share certificates upon termination of participation?

     Yes. The Participant may request, in his or her written notification of termination, that the Agent sell all full and fractional shares held in the account under the Plan in which case the Agent will sell the shares and deliver the proceeds, less brokerage commissions and any taxes payable in connection with the sale, to the Participant.

32. May a Participant sell his or her Record Shares and still remain in the Plan?

     If a Participant should sell or transfer all of his or her Record Shares of Common Stock, the Agent, at its discretion, may continue to reinvest the dividends on the shares credited to his or her account under the Plan until notified in writing by the Participant to withdraw from the Plan, or may terminate the Participant's Plan participation and sell all of the shares credited to the Participant's account. Upon termination, the Agent will remit to the former Participant the proceeds from any sale, less any related brokerage commission and applicable taxes, and payment for any fractional shares.

33. What happens if a Participant sells or transfers some but not all of the Common Stock credited to the Participant's account?

     If a Participant is reinvesting dividends on only a portion of his or her Record Shares, the Common Stock sold or transferred will be considered to be the shares receiving cash dividends to the extent possible. Dividend reinvestment will only be reduced when the number of shares of Common Stock sold or transferred exceeds the number of shares receiving cash dividends. For example, if a Participant owns 1,000 shares of Common Stock and has authorized dividends on 600 of those shares to be reinvested under the Plan, such Participant could sell up to 400 of his or her Record Shares without reducing the number of shares which participate in the dividend reinvestment feature of the Plan.

34. May a Participant stop reinvesting the dividends from his record shares and receive them in cash and still remain in the Plan?

     Yes. A Participant who terminates the reinvestment of dividends paid on his or her Record Shares, may leave shares acquired through the Plan in the Participant's Plan account. Dividends paid on shares left in the Plan will continue to be automatically reinvested.

35.  When may a shareholder re-enroll in the Plan?

     Generally, a shareholder may again become a Participant at any time. However, the Company reserves the right to reject any Authorization Form from a previous Participant on grounds of excessive enrolling and termination. This reservation is intended to minimize administrative expenses and to encourage use of the Plan as a long-term investment service.


OTHER INFORMATION

36.  What are the dividend payment and record dates?

     Anticipated dividend payment dates are the first day of March, June, September and December. The record date usually precedes the dividend payment date by 10 business days.

37. How will a Participant's shares be voted at annual meetings of shareholders?

     The Agent will obtain voting instructions from the Participant for all full and fractional shares which are held by the Agent for the Participant's account on the record date established by the Company for determining shareholders entitled to vote. In the absence of voting instructions from the Participant, shares accumulated under the Plan will not be voted.

38. What happens if the Company issues a stock dividend, declares a stock split or has a rights offering?

     Any stock dividends or split shares distributed by the Company on shares held by the Agent for the Participant will be credited to the Participant's account. In the event that the Company makes available to its common shareholders rights to purchase additional shares, debentures or other securities, the Agent will sell such rights accruing on shares held by the Agent for Participants and invest the proceeds in Common Stock of the Company prior to or with the next regular cash dividend.

     A Participant who wishes to exercise purchase rights must request that a stock certificate be sent to him by the Agent prior to the record date for the rights offering.

39.  Can a Participant pledge shares credited to his/her account?

     No. Shares in a Participant's account in the Plan may not be pledged or otherwise encumbered unless withdrawn from the account.

40. What is the responsibility of the Company or the Agent under the Plan?


     In administering the Plan, neither the Company nor the Agent nor any agent of either of them, will be liable for any act done in good faith, without negligence, or for any omission to act including, without limitation, any claims for liability arising out of failure to terminate the Participant's account upon his death prior to receipt of notice in writing of such death and with respect to the prices at which shares are purchased or sold for the Participant's account and the times such purchases or sales are made. The aforementioned limitations do not extend to any violation of Federal securities laws.


41.  Does participation in the Plan involve any risk?

     The risk to Participants is the same as with any other investment in shares of Common Stock of the Company. It should be recognized that a Participant loses any advantage otherwise available from being able to select the timing of his investment. It should also be recognized that, like any investment, the Company cannot assure the Participant of a profit or protect the Participant against a loss on the shares purchased by the Participant under the Plan.

42.  May the Plan be changed or terminated?

     The Company reserves the right to suspend or terminate the Plan at any time. It also reserves the right to make modifications or amendments to the Plan. Notice of any such suspension, termination, modification or amendment will be sent to all Participants.


FEDERAL INCOME TAX CONSEQUENCES

43.  What is the tax treatment of dividends received by Participant?

     A Participant will be treated for federal income tax purposes as having received, on each dividend payment date, the full amount of dividends reinvested in shares as a cash dividend equal in amount to the fair market value of the purchased shares on the dividend payment date, even though that amount is not actually received in cash. Therefore, Participants will recognize taxable income in the full amount of the purchased shares. FOR EXAMPLE, in the event of a dividend pursuant to which a participant receives common stock whose fair market value on the dividend payment date is $100.00 (i.e., a cash equivalent of $95.00), the Participant will be taxable on the full $100.00 in value received pursuant to the dividend. The Internal Revenue Service (the "IRS") taxes the Participant based on the fair market value of shares received on the dividend payment date. This formula for determining a Participant's tax basis is different from the formula used to determine the purchase price for shares purchased with reinvested dividends. The purchase price for shares purchased with reinvested dividends is 95% of the average of the high and low sale prices reported in the NYSE- Composite Transactions for each of the five trading days immediately preceding the Dividend Reinvestment Investment Date (see Question
21).


44. What provision is made for Participants whose dividends are subject to income tax withholding?

     In the case of those Participants whose dividends are subject to United States income tax backup withholding, the Agent will apply the net amount of their dividends, after the deduction for taxes, to the purchase of shares of Common Stock. As a general matter, backup withholding is required, at a rate of 31 percent, if (1) the Participant fails to furnish its taxpayer identification number (the "TIN") to the Company as required, (2) the IRS notifies the Company that the TIN furnished by the Participant is incorrect, (3) the IRS notifies the Company that the Participant has failed properly to report certain payments as required, or (4) the Participant fails to certify, when and as required to do so, that it is not subject to backup withholding.

45. What is the tax treatment of cash received by a Participant upon the sale of shares purchased by the Participant pursuant to the Plan?

     Assuming that the shares are held as capital assets, a Participant who receives a cash payment for any full or fractional shares then held in his Plan account will recognize either short-term or long-term capital gain or loss, depending on his particular circumstances, the tax basis of his shares, and the period of time he has held his shares. Federal law requires the Company to notify the IRS of all sales of stock made under the Plan during the year. If a Participant sells any shares from the Plan, he will be sent a Form 1099B for each share pursuant to federal income tax regulations.


                                USE OF PROCEEDS

     The net proceeds from the sale of authorized but unissued stock and treasury stock will be used for general corporate purposes.


                          DESCRIPTION OF CAPITAL STOCK

     The following is a summary of certain provisions of the Company's Articles of Incorporation, as amended, insofar as these provisions affect the Common Stock. This summary is subject in all respects to the provisions of said Articles, which are an exhibit to the Registration Statement of which this Prospectus constitutes a part, and is qualified in its entirety by reference thereto.

Authorized and Outstanding Stock

     The aggregate number of shares the Company has authority to issue is 21,770,819 shares, divided into 20,000,000 shares of Common Stock, par value $.50 per share, and 1,770,819 shares of Series Preferred Stock, par value $1.00 per share, including the Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") referred to under "Shareholders Rights Plan." The Board of Directors has authority to divide the Series Preferred Stock into one or more series and has broad authority to fix and determine relative rights and preferences of the shares of each such series.


     As of December 31, 1995, 12,188,623 shares of the Common Stock were issued and outstanding, and no shares of Series A Preferred Stock were outstanding. In addition, options to purchase 527,519 shares under the Company's Stock Option Plans were outstanding as of that date.




     Holders of shares of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. Since the Company is a holding company, the funds required by the Company to enable it to pay dividends on its Common Stock are derived predominantly from the dividends paid to the Company by PSW. The Company's ability to pay dividends, therefore, is dependent upon the earnings, financial condition and ability to pay dividends of PSW. PSW is subject to regulation by the Public Utility Commission (the "PUC"), and the amounts of its earnings and dividends are affected by the manner in which it is regulated by the PUC. In addition, PSW is subject to restrictions on the payment of dividends contained in its various debt agreements. Under PSW's most restrictive debt agreement, the amount available for payment of dividends by PSW as of December 31, 1994 was approximately $67 million.

Liquidation Rights

     In the event of liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding.

Voting Rights

     Holders of Common Stock are entitled to one vote for each share held by them at all meetings of the shareholders and are not entitled to cumulate their votes for the election of directors.

Shareholders Rights Plan

     Holders of the Common Stock own, and the holders of the shares of Common Stock issued in this offering will receive, one right (a "Right") to purchase Series A Preferred Stock for each outstanding share of Common Stock. The rights are issued pursuant to a Shareholders Rights Plan. Upon the occurrence of certain events, each Right would entitle the holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock at an exercise price of $70 per one-hundredth of a share, subject to adjustment. The Rights are exercisable in certain circumstances if a person or group acquires 25% or more of the Company's Common Stock or if the holder of 25% or more of the Company's Common Stock engages in certain transactions with the Company. In that case, each Right would be exercisable by each holder, other than the acquiring person, to purchase shares of Common Stock of the Company at a substantial discount from the market price. In addition, if, after the date that a person has become the holder of 25% or more of the Company's Common Stock, any person or group merges with the Company or engages in certain other transactions with the Company, each Right entitles the holder, other than the acquirer, to purchase common stock of the surviving corporation at a substantial discount from the market price. The Rights are subject to redemption by the Company in certain circumstances. The Rights have no voting or dividend rights and, until exercisable, cannot trade separately from the Common Stock and have no dilative effect on the earnings of the Company.

     Each share of Series A Preferred Stock will entitle the holder to 100 votes per share on all matters submitted to a vote by shareholders, subject to adjustment in the event of certain changes in the number of outstanding shares of Common Stock. Each share of Series A Preferred Stock will be entitled to a preferential quarterly dividend, preferred payments on liquidation, and, in the event of certain transactions in which shares of Common Stock are exchanged for or changed into other securities, cash or property, will be entitled to receive 100 times the aggregate amount of such items into which or for which each share of Common Stock is changed or exchanged. The shares of Series A Preferred Stock are not redeemable.

State Law Anti-takeover Provisions

     The Company is subject to various provisions of the Pennsylvania Business Corporation Law of 1988, as amended, which are triggered, in general, if any person or group acquires, or discloses an intent to acquire, 20% or more of the voting power of a covered corporation, other than pursuant to a registered firm commitment underwriting or, in certain cases, pursuant to the approving vote of the board of directors. These provisions provide the other shareholders of the corporation with certain rights against such person or group; prohibit the corporation from engaging in any of a broad range of business combinations with such person or group; and restrict such person's or group's voting and other rights. In addition, an amendment of the corporation's articles or other corporate action, if approved by shareholders generally, may provide mandatory special treatment for specified groups of nonconsenting shareholders of the same class by providing, for example, that shares of common stock held only by designated shareholders of record, and no other shares of common stock shall be cashed out at a price determined by the corporation, subject to applicable dissenters' rights.

     Certain provisions of the Company's Articles and Bylaws may have the effect of discouraging unilateral tender offers or other attempts to take over and acquire the business of the Company. These provisions might discourage some potentially interested purchaser from attempting a unilateral takeover bid for the Company on terms which some shareholders might favor. The Company's Articles require that certain fundamental transactions must be approved by the holders of 75% of the outstanding shares of capital stock of the Company entitled to vote on the matter unless at least 75% of the members of the Board of Directors of the Company has approved the transaction, in which case the required shareholder approval will be the minimum approval required by applicable law. The fundamental transactions which are subject to this provision are those transactions which require approval by the shareholders of the Company under applicable law or the Articles of the Company, including certain amendments of the Articles or Bylaws of the Company, certain sales or other dispositions of the assets of the Company, certain issuances of capital stock of the Company, or certain transactions involving the merger, consolidation, division, reorganization, dissolution, liquidation or winding up of the Company. The Company's Bylaws prohibit a nominee from being elected a director of the Company unless the name of the nominee, and certain information relating to the nominee, is filed with the Secretary of the Company not less than 14 days nor more than 50 days prior to the annual or special meeting at which such person is to be a candidate for director.

No Preemptive Rights

     Neither the Common Stock nor any other class of securities of the Company has any preemptive rights.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for the Common Stock is Mellon Bank N.A.


                                    EXPERTS

     The consolidated financial statements of Philadelphia Suburban Corporation and its subsidiaries as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, incorporated by reference herein and elsewhere in the registration statement have been incorporated herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.


                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                     PHILADELPHIA SUBURBAN CORPORATION
                 DIVIDEND REINSTATEMENT AUTHORIZATION FORM

     I hereby authorize Philadelphia Suburban Corporation (the "Company") to pay to Mellon Bank (East) N.A. (the "Agent") for my account, cash dividends payable to me on the shares of Common Stock of the Company now and hereafter registered in my name, or credited to my account under the Dividend Reinvestment Plan and Optional Stock Purchase Plan (the "Plan") in accordance with the elections on the reverse side hereof. If I sign this authorization but do not make any election, then dividends on all shares registered in my name, subject to the 15,000 share reinvestment limitation per dividend payment, will be paid to the Agent for reinvestment.

     I hereby appoint the Agent as my agent, subject to the terms and conditions of the Plan as set forth in the Prospectus with respect to the Plan, and authorize the Agent, to reinvest dividends in the Common Stock of the Company in accordance with the elections specified on the reverse side hereof.

     I understand that I may change my investment option under the Plan at any time by signing and returning to the Agent a subsequent Authorization Form specifying an option which differs from my then current participation under the Plan.

     This authorization and appointment is given with the understanding that I may terminate it at any time by notifying the Agent, in writing, of my desire to terminate my participation under the Plan.

                          **THIS IS NOT A PROXY**

-------------------------------------------------------------------------------
              **IMPORTANT** READ INSTRUCTIONS ON REVERSE SIDE
                       BEFORE COMPLETING AND SIGNING

I wish to enroll in the Dividend Reinvestment and Optional Stock Purchase Plan of Philadelphia Suburban Corporation (the "Plan") as checked below. (If (ii) is checked you must also insert the number of shares):

     (i) FULL DIVIDEND REINVESTMENT - reinvest cash dividends on all shares of Common Stock now or hereafter registered in my/our name(s) subject to the 15,000 share reinvestment limitation per dividend payment.

     (ii) PARTIAL DIVIDEND REINVESTMENT - reinvest dividends on ________ shares of Common Stock registered in my/our name(s) subject to the 15,000 share reinvestment limitation per dividend payment.



Signature:___________________________ Signature:*______________________________

Name (Print):________________________ Name (Print):____________________________

Address:_______________________________________________________________________

Dated:_____________________________________

*If the shares are held jointly, both shareholders must sign the Authorization Form.

                     PHILADELPHIA SUBURBAN CORPORATION
                          OPTIONAL STOCK PURCHASE
                            AUTHORIZATION FORM

     I, a shareholder of Philadelphia Suburban Corporation (the "Company"), hereby authorize the Company, Mellon Bank (East) N.A. (the "Agent") or any successor Agent, under the terms and conditions of the Dividend Reinvestment and Optional Stock Purchase Plan (the "Plan"), to establish an account as indicated below, and apply the enclosed cash payment to the purchase of shares of Common Stock of the Company as provided for in the Plan. I hereby acknowledge receipt of the Prospectus with respect to the Plan and agree to the terms and conditions stated therein. This authorization may be revoked at any time prior to the end of the Subscription Period by notifying the Company in writing.

                          **THIS IS NOT A PROXY**


-------------------------------------------------------------------------------
              **IMPORTANT** READ INSTRUCTIONS ON REVERSE SIDE
                       BEFORE COMPLETING AND SIGNING

     Enclosed is my check in the amount of $_______ ($25 minimum; $10,000 maximum annually) payable to Philadelphia Suburban Corporation.


___________________________________________   ________________________________________________
Shareholder signature                         Shareholder signature*

___________________________________________   ________________________________________________
Name (Print)                                  Name (Print)

___________________________________________
Address

___________________________________________   ________________________________________________
Daytime Telephone No.                         Social Security No.

___________________________________________   ________________________________________________
Date                                          Shareholder Account No.


*If the shareholder account is to be a joint account, both shareholders must sign the Authorization Form. All joint accounts will be registered as "Joint Tenants" unless otherwise specified.

Make checks payable to Philadelphia Suburban Corporation and mail to:
Philadelphia Suburban Corporation, 762 Lancaster Avenue, Bryn Mawr, PA 19010,
Attn: Corporate Secretary.

                     PHILADELPHIA SUBURBAN CORPORATION
                           DIRECT STOCK PURCHASE
                            AUTHORIZATION FORM

     I hereby authorize Philadelphia Suburban Corporation (the "Company"), Mellon Bank (East) N.A. (the "Agent") or any successor Agent, under the terms and conditions of the Dividend Reinvestment and Optional Stock Purchase Plan (the "Plan"), to establish an account as indicated below, and apply the enclosed cash payment to the purchase of shares of Common Stock of the Company as provided for in the Plan. I hereby acknowledge receipt of the Prospectus with respect to the Plan and agree to the terms and conditions stated therein. This authorization may be revoked at any time prior to the end of the Subscription Period by notifying the Company in writing.

                          **THIS IS NOT A PROXY**


-------------------------------------------------------------------------------
              **IMPORTANT** READ INSTRUCTIONS ON REVERSE SIDE
                       BEFORE COMPLETING AND SIGNING

     Enclosed is my check in the amount of $_______ ($500 minimum) payable to Philadelphia Suburban Corporation.


___________________________________________   ________________________________________________
Shareholder signature                         Shareholder signature*

___________________________________________   ________________________________________________
Name (Print)                                  Name (Print)

___________________________________________
Address

___________________________________________   ________________________________________________
Daytime Telephone No.                         Social Security No.

___________________________________________   ________________________________________________
Date                                          Shareholder Account No.


*If the shareholder account is to be a joint account, both shareholders must sign the Authorization Form. All joint accounts will be registered as "Joint Tenants" unless otherwise specified.

Make checks payable to Philadelphia Suburban Corporation and mail to:
Philadelphia Suburban Corporation, 762 Lancaster Avenue, Bryn Mawr, PA 19010,
Attn: Corporate Secretary.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

     The following table shows the estimated expenses of the issuance and distribution of the securities offered hereby:




Securities and Exchange Commission Registration Fee. . . . . . . . . . . .    $  1,345*
Printing and Engraving . . . . . . . . . . . . . . . . . . . . . . . . . .       8,000
Accounting Services. . . . . . . . . . . . . . . . . . . . . . . . . . . .       4,000
Legal Services . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5,000
NYSE Listing Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,500
PHSE Listing Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,250
Transfer Agent Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,000
Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,800
                                                                              --------
     Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 23,895




     The Registrant previously paid a registration fee of $2,690 on account of 400,000 shares, 200,000 of which have been transferred to Registration Statement No. 33-64301.



Item 15. Indemnification of Directors and Officers

     Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), provide that a business corporation may indemnify directors and officers against liabilities they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. The corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

     Section 1713 of the BCL permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. The statute provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or responsibility under a criminal statute. Section 4.01 of the Company's Bylaws limits the liability of any director of the Company to the fullest extent permitted by Section 1713 of the BCL.

     Section 1746 of the BCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Article VII of the Company's Bylaws provides indemnification of directors, officers and other agents of the Company to the extent not otherwise permitted by Section 1741 of the BCL and pursuant to the authority of Section 1746 of the BCL.

     Article VII of the Bylaws provides, except as expressly prohibited by law, an unconditional right to indemnification for expenses and any liability paid or incurred by any director or officer of the Company, or any other person designated by the Board of Directors as an indemnified representative, in connection with any actual or threatened claim, action, suit or proceeding (including derivative suits) in which he or she may be involved by reason of being or having been a director, officer, employee or agent of the Company or, at the request of the Company, of another corporation, partnership, joint venture, trust, employee benefit plan or other entity. The Bylaws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits, unlike Section 1742 of the BCL which authorized indemnification only of expenses incurred in defending a derivative action.
Article VII of the Bylaws also allows indemnification for punitive damages and liabilities incurred under the federal securities laws.

     Unlike the provisions of BCL Sections 1741 and 1742, Article VII does not require the Company to determine the availability of indemnification by the procedures or the standard of conduct specified in Sections 1741 and 1742 of the BCL. A person who has incurred an indemnifiable expense or liability has a right to be indemnified independent of any procedures or determinations that would otherwise be required, and that right is enforceable against the Company as long as indemnification is not prohibited by law. To the extent indemnification is permitted only for a portion of a liability, the Bylaw provisions require the Company to indemnify such portion. If the indemnification provided for in
Article VII is unavailable for any reason in respect of any liability or portion thereof, the Bylaws require the Company to make a contribution toward the liability. Indemnification rights under the Bylaws do not depend upon the approval of any future Board of Directors.

     Section 7.04 of the Company's Bylaws also authorizes the Company to further effect or secure its indemnification obligations by entering into indemnification agreements, maintaining insurance, creating a trust fund, granting a security interest in its assets or property, establishing a letter of credit, or using any other means that may be available from time to time.

     The Company maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the Company for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by the Company.


Item 16. Exhibits, Financial Statement Schedules and Index to such Exhibits and Schedules

     The exhibits filed as part of this registration statement are as follows:



Exhibit
Number                       Description
-------  ------------------------------------------
 4.1     Articles of Incorporation of Registrant*
 4.2     Bylaws of Registrant(1)
 4.3     Rights Agreement (2)
 5.1     Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities when issued.(3)
23.1     Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 hereto).
23.2     Consent of KPMG Peat Marwick LLP.*
_______________
      *  Filed herewith
     (1) Incorporated by reference from Annual Report on Form 10-K for the Year Ended December 31, 1992,
         (Exhibit No. 3.2)
     (2) Incorporated by reference from Current Report on Form 8-K, dated February 26, 1988 (Exhibit No. 1)
     (3) Previously filed

Item 17. Undertakings


     (1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that the undertakings set forth in paragraphs 1(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relative to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

     (4) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bryn Mawr, Commonwealth of Pennsylvania, on this 25th day of January, 1996.


                     PHILADELPHIA SUBURBAN CORPORATION


                     By:  /s/ Nicholas DeBenedictis
                          Nicholas DeBenedictis
                          Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the dates indicated.


Signature                           Title                            Date
---------                           -----                            ----


/s/ Nicholas DeBenedictis   Director, Chairman and Chief             January 25, 1996
Nicholas DeBenedictis       Executive Officer (Principal
                            Executive Officer)


/s/ Michael P. Graham       Senior Vice President -- Finance         January 25, 1996
Michael P. Graham           and Treasurer (Principal
                            Financial and Accounting Officer)


/s/ John H. Austin, Jr.     Director                                 January 25, 1996
John H. Austin, Jr.


/s/ G. Fred DiBona          Director                                 January 25, 1996
G. Fred DiBona


/s/ John W. Boyer, Jr.      Director                                 January 25, 1996
John W. Boyer, Jr.


/s/ Mary C. Carroll         Director                                 January 25, 1996
Mary C. Carroll


/s/ Claudio Elia            Director                                 January 25, 1996
Claudio Elia


/s/ Joseph C. Ladd          Director                                 January 25, 1996
Joseph C. Ladd


/s/ John F. McCaughan       Director                                 January 25, 1996
John F. McCaughan


/s/ Harvey J. Wilson        Director                                 January 25, 1996
Harvey J. Wilson


                             INDEX TO EXHIBITS




Exhibit                                                                                                    Sequentially
Number                        Exhibit                                                                      Numbered Page
-------                       -------                                                                      -------------
 4.1     Articles of Incorporation of Registrant*
 4.2     Bylaws of Registrant(1)
 4.3     Rights Agreement (2)
 5.1     Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities when issued.(3)
23.1     Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 hereto).
23.2     Consent of KPMG Peat Marwick LLP.*
_______________
      *  Filed herewith
     (1) Incorporated by reference from Annual Report on Form 10-K for the Year Ended December 31, 1992,
         (Exhibit No. 3.2)
     (2) Incorporated by reference from Current Report on Form 8-K, dated February 26, 1988 (Exhibit No. 1)
     (3) Previously filed

